Exhibit 99.1
FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
REPORTS SECOND QUARTER 2009 RESULTS

August 6, 2009 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced second quarter 2009 results of $0.12 per share, compared to $0.40 per share reported in the second quarter of 2008. Second quarter 2009 results include special credits and charges of a negative $0.12 per share. These items are further defined below in the Fluids Division, Maritech, and Production Testing discussions. All financial data in this release are reported in U.S. dollars and are before discontinued operations, and all per share amounts are fully diluted. Consistent with operational segment changes introduced as of the fourth quarter 2008 reporting period, the Production Enhancement Division is reported as two segments, Production Testing and Compressco, and prior period segment information has been reclassified to conform to the current presentation.

Consolidated revenues for the quarter ended June 30, 2009 were $217.9 million versus $304.4 million in the second quarter of 2008. Total gross profit was $40.4 million in the second quarter of 2009 versus $77.4 million in the second quarter of 2008. Income before discontinued operations was $9.2 million in the second quarter of 2009 versus $30.2 million in the comparable period of 2008. Net income was $9.2 million in 2009’s second quarter versus $29.4 million in 2008’s second quarter.

Consolidated results per share from continuing operations for the second quarter of 2009 were earnings of $0.12 with 75.4 million weighted average diluted common shares outstanding versus earnings of $0.40 with 75.8 million weighted average diluted common shares outstanding in the second quarter of 2008.

Divisional pretax earnings (loss) from continuing operations in the second quarter of 2009 versus the second quarter of 2008 were, Fluids Division: $1.2 million in 2Q 2009 and $15.6 million in 2Q 2008; Offshore Services: $23.0 million in 2Q 2009 and $11.5 million in 2Q 2008; Maritech: $(11.4) million in 2Q 2009 and $17.6 million in 2Q 2008; Production Testing: $7.4 million in 2Q 2009 and $9.3 million in 2Q 2008; and, Compressco: $5.9 million in 2Q 2009 and $7.7 million in 2Q 2008.

Financial data aggregating the first six months of 2009, and financial data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Stuart M. Brightman, President and Chief Executive Officer, stated, “During the second quarter of 2009 several of our businesses performed very well, while other businesses were negatively impacted by industry-wide reductions in domestic exploration and production spending. We ended the quarter with a cash balance of $22.6 million and long-term debt of $399.2 million, significantly below the projected peak debt level of $480 million which was discussed in our February 10th earnings guidance press release, below our debt level as of December 31, 2008, and also below our anticipated year-end 2009 debt level. Part of this reduction was achieved through targeted decreases in our investment spending, working capital and operating expenses. Long-term debt was further reduced during the second quarter by the application of the majority of approximately $23 million of cash generated through the liquidation of Maritech’s oil hedges.

“Our Fluids Division was negatively impacted during the second quarter by lower activity levels both onshore, and on the Gulf of Mexico (GOM) shelf. We were able to moderate this decline by moving people and equipment onshore to more active market areas. Second quarter results for the Fluids Division’s European operations benefited from strong seasonal demand associated with the calcium chloride business. Also during the second quarter, the Division charged to earnings a $6.8 million pre-tax non-cash impairment of our 50% ownership investment in a European calcium chloride joint venture. This charge followed the announcement by our joint venture partner of plans to shut-down an adjacent plant facility which supplies feedstocks to our joint venture calcium chloride plant. The planned shut-down will not impact our other existing European calcium chloride plant.

“Going forward, the Fluids Division will seek to capitalize on growth opportunities in the evolving GOM deepwater market. In addition, we believe that international markets continue to offer strong growth opportunities for the Division. We remain on schedule to complete our manufacturing facility in El Dorado, Arkansas by year end, and the anticipated financial benefits associated with that project, and work generated under the Petrobras contract in Brazil, should begin to be reflected in our 2010 results.

“Our Offshore Services segment reported record-setting results in the second quarter, driven by high utilization of our major offshore diving, barge and cutting assets. A portion of this strong utilization can be attributed to demand for repair work to address damage caused by Hurricane Ike. As the repair work has moved forward, we have been successful in securing projects both on a discrete service basis, and on an integrated service basis. We continue to benefit from our flexible approach in addressing this market opportunity. The segment has also experienced strong demand in connection with risk mitigation activities, as certain operators have chosen to address unfavorable cost, retention and coverage limits for windstorm insurance by accelerating plug and abandonment activity on undamaged wells and structures. Operationally, the segment’s job execution continues to be excellent, which contributed to the increase in profitability reported in the second quarter. We believe that the outlook for Offshore Services will continue to be favorable.

“Maritech reported a pre-tax operating loss of $11.4 million for the second quarter of 2009. This loss was caused primarily by three factors: excess decommissioning expenses, impairments, and uninsured expenses associated with Ike damage. Without these items, Maritech would have achieved slightly positive results. Maritech has accelerated the abandonment and decommissioning of certain of its properties in order to reduce its risk exposure at the onset of the hurricane season. Several of these decommissioning projects which were addressed during the second quarter proved to be extremely complex, which contributed to the variance. Also during the second quarter, after careful review of its options, Maritech elected not to renew its windstorm insurance coverage for the 2009 storm season.

“Maritech’s production continued to increase during the second quarter of 2009, to an average of 57.1 MMCFE/day compared to 50.5 MMCFE/day in the first quarter of 2009. This increase follows Maritech’s trend of benefiting from completed capital projects, and it reflects the return of a portion of the production which had been shut-in by Hurricane Ike. As anticipated in the announcement of our first quarter 2009 results, the newly added portion of second quarter production yielded very little in reported earnings due to unhedged commodity prices on this incremental volume. Also during the quarter, we monetized Maritech’s 2009 and 2010 oil hedges, resulting in our receipt of approximately $23 million in cash, and we added gas hedges for 2010 of 10,000 MMBtu/day at $6.03/MMBtu. This addition gives Maritech gas hedges of 20,000 MMBtu/day for 2010 at an average of $8.15/MMBtu. Going forward, Maritech will maintain its disciplined approach to capital expenditures, and will focus on its plan to accelerate well abandonment and decommissioning of offshore properties.

“During the second quarter, our domestic testing business declined further due to the sustained drilling slow-down in the U.S. In order to moderate the impact of this slow-down on the segment’s operations, we have continued to reduce costs and headcounts, and we have moved idled equipment into active domestic districts and international markets. Our international testing business remains strong, and we will continue to invest in select international markets. Also during the second quarter, the Production Testing segment benefited from a $5.8 million gain from a legal settlement.

“Compressco’s domestic market experienced a further decrease in activity during the second quarter as depressed commodity prices impacted demand for compression services. Despite weakening activity levels, Compressco’s second quarter gross profit as a percentage of revenue increased over the level reported in the first quarter of 2009. Compressco’s ability to manage costs in light of reduced activity levels was the major contributing factor to this gross margin improvement. Compressco will continue to focus on generating cash, and on taking advantage of opportunities in international markets.

“In summary, we are very pleased with the second quarter performance of our Offshore Services segment. Over the past several years, we have worked diligently to improve both the operations and market focus of the segment; the results of that work are abundantly evident in second quarter results, and we expect this trend to continue. Furthermore, we are gratified by our significantly reduced long-term debt position. Although the domestic markets for our fluids and testing businesses remain difficult, we are comfortable with our longer-term prospects in both areas,” concluded Brightman.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected benefits from our cost reduction initiatives, expected results of operational business segments for 2009, the expected impact of current economic and capital market conditions on the oil and gas industry and our operations, statements regarding our beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	(In Thousands, Except Per Share Amounts)
Fluids Division	$62,211	$96,466	$125,900	$163,650
Offshore Division
Offshore Services	92,257	79,712	140,301	130,878
Maritech	45,408	75,462	86,620	132,981
Intersegment eliminations	(21,383)	(2,774)	(29,026)	(5,919)
Offshore Division total	116,282	152,400	197,895	257,940
Production Enhancement Division
Production Testing	18,287	32,010	42,906	61,534
Compressco	21,181	23,553	46,568	46,606
Production Enhancement Division total	39,468	55,563	89,474	108,140
Eliminations and other	(17)	(40)	(74)	(185)
Total revenues	217,944	304,389	413,195	529,545

Gross profit
Fluids Division	13,182	22,393	30,203	35,650
Offshore Division
Offshore Services	26,673	15,982	29,574	15,975
Maritech	(10,501)	18,274	(2,849)	27,319
Intersegment eliminations	(263)	304	(574)	547
Offshore Division total	15,909	34,560	26,151	43,841
Production Enhancement Division
Production Testing	3,456	10,841	11,143	21,457
Compressco	8,591	10,246	17,712	19,749
Production Enhancement Division total	12,047	21,087	28,855	41,206
Eliminations and other	(749)	(613)	(1,450)	(1,223)
Total gross profit	40,389	77,427	83,759	119,474

General and administrative expense	22,454	28,022	47,023	53,121
Operating income	17,935	49,405	36,736	66,353

Interest expense, net	3,411	4,316	6,588	8,749
Other expense (income)	885	(414)	(1,626)	769
**Income before taxes and
discontinued operations (A)	13,639	45,503	31,774	56,835
Provision for income taxes	4,429	15,346	11,194	19,324
Income before discontinued operations	9,210	30,157	20,580	37,511

Loss from discontinued operations,
net of taxes (A)	(35)	(740)	(243)	(1,407)

Net income	$9,175	$29,417	$20,337	$36,104

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In Thousands, Except Per Share Amounts)
**Income before taxes and discontinued operations
Fluids Division	$1,216	$15,570	$13,369	$22,411
Offshore Division
Offshore Services	23,024	11,547	22,380	7,444
Maritech	(11,431)	17,569	(2,245)	24,943
Intersegment eliminations	(187)	303	(498)	546
Offshore Division total	11,406	29,419	19,637	32,933
Production Enhancement Division
Production Testing	7,382	9,336	13,081	17,758
Compressco	5,904	7,691	12,573	14,641
Production Enhancement Division total	13,286	17,027	25,654	32,399
Corporate overhead (includes interest)	(12,269)	(16,513)	(26,886)	(30,908)
Total	$13,639	$45,503	$31,774	$56,835

Basic per share information:
Income before discontinued operations	$0.12	$0.41	$0.27	$0.51
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.02)
Net income	$0.12	$0.40	$0.27	$0.49

Weighted average shares outstanding	74,980	74,361	74,952	74,274

Diluted per share information:
Income before discontinued operations	$0.12	$0.40	$0.27	$0.50
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.02)
Net income	$0.12	$0.39	$0.27	$0.48

Weighted average shares outstanding	75,401	75,752	75,200	75,608

Depreciation, depletion and amortization (B)	$40,618	$45,910	$76,877	$83,799

(A) Information presented for each period reflects TETRA’s Process Services and Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information for 2009 and 2008 includes asset impairments and oil and gas dry hole costs under successful efforts accounting.

Balance Sheet	June 30, 2009	December 31, 2008
	(In Thousands)
Cash	$23,554	$6,032
Accounts receivable, net	224,075	225,491
Inventories	113,101	117,731
Other current assets	77,399	86,059
PP&E, net	834,131	807,466
Other assets	146,738	169,845
Total assets	$1,418,998	$1,412,624

Current liabilities	$243,892	$212,481
Long-term debt	399,168	406,840
Other long-term liabilities	242,028	277,482
Equity	533,910	515,821
Total liabilities and equity	$1,418,998	$1,412,624

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com
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